EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A common stock, $0.0001 par value per share, of Insight Acquisition Corp., dated as of February 11, 2022, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

INSIGHT ACQUISTION SPONSOR LLC

By:	/s/ Jeff Gary
Name: Jeff Gary
Title: Managing Member

By:	/s/ Michael Singer
Name: Michael Singer
Title: Managing Member

JEFF GARY

By:	/s/ Jeff Gary

MICHAEL SINGER

By:	/s/ Michael Singer